Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the references to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the registration of $77,000,000 of Deferred Compensation Obligations of Time Warner Entertainment Company, L.P. ("TWE") and to the incorporation by reference in the Registration Statement and related prospectus of our reports dated February 10, 1998, with respect to the consolidated financial statements and schedules of TWE, Warner Communications Inc. and American Television and Communications Corporation, included in TWE's Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                              ERNST & YOUNG LLP



New York, New York
December 11, 1998